Exhibit 5.1

[Munger, Tolles & Olson LLP Letterhead]

December 21, 2007

Internet Brands, Inc.

909 North Sepulveda Blvd., 11th Floor

El Segundo, CA  90245

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by Internet Brands, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about December 21, 2007 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 4,776,743 shares of the Company’s Class A common stock, $0.001 par value per share (the “Shares”), of which: (i) 2,669,762 shares are to be issued upon exercise of outstanding options under the Company’s 1998 Stock Plan, (ii) 191,542 shares are to be issued upon exercise of outstanding options under the Company’s 2000 Stock Plan, (iii) 16,750 shares are to be issued upon exercise of outstanding options under the Company’s 2007 Equity Plan, and (iv) 1,898,689 shares are reserved for issuance under the 2007 Equity Plan but are not yet subject to awards under such plan (the 1998 Stock Plan, 2000 Stock Plan and 2007 Equity Plan are collectively referred to herein as, the “Plans”).

As counsel to the Company, we have reviewed the actions proposed to be taken by the Company in connection with the issuance and sale of the Shares to be issued under the Plans.  We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purposes of rendering the opinions set forth below.  As to certain factual matters, we have relied, without independent verification, on certificates of public officials and certificates of officers and representatives of the Company.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.  We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions relating thereto.

Based upon the foregoing, it is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements referred to therein, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.  In giving our consent, we do not thereby admit that we are included within the category of persons whose consent is required under the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Munger, Tolles & Olson LLP